                                                                 Exhibit 23.2


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Philadelphia Suburban Corporation:

We consent to incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-4 of Philadelphia Suburban Corporation of our report dated January 31, 2000, relating to the consolidated statements of income and comprehensive income and cash flow of Philadelphia Suburban Corporation and subsidiaries for the year ended December 31, 1999, which report is included in the December 31, 2001 annual report on Form 10-K of Philadelphia Suburban Corporation and to the reference to our firm under the heading "Experts" in the Registration Statement on Amendment No. 1 to Form S-4.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 10, 2003